Exhibit II-5

Mitsubishi Estate Company, Limited's Notice Concerning Revisions to Its Subsidiary's Business Forecasts for the Fiscal Year Ending March 2009, dated February 5, 2009.

The above-mentioned foreign language document updates the previously issued fiscal year business forecasts for Towa Real Estate Development Co., Ltd.